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                                                                      Exhibit 21






                         SUBSIDIARIES OF ALKERMES, INC.


                                                                  State or
                                               Percentage         Country of
Company                                        Ownership          Incorporation
-------                                        ---------          -------------

Alkermes Controlled Therapeutics, Inc.            100             Pennsylvania


Alkermes Controlled Therapeutics Inc. II          100             Pennsylvania


Alkermes Development Corporation II               100             Delaware


Alkermes Europe, Ltd.                             100             United Kingdom


Alkermes Investments, Inc.                        100             Delaware